                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-32468

PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED MARCH 14, 2000)

                                  $650,000,000
                             CONEXANT SYSTEMS, INC.

             4% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 1, 2007 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This Prospectus Supplement No. 3 supplements and amends the Prospectus dated March 14, 2000, the Prospectus Supplement dated April 7, 2000 and Prospectus Supplement No. 2 dated April 14, 2000 (as amended, the "Prospectus"), relating to the resale from time to time by holders of our 4% Convertible Subordinated Notes Due February 1, 2007 and shares of our common stock issuable upon the conversion of the notes. This prospectus supplement should be read in conjunction with the Prospectus.

         The table on the Prospectus Supplement dated April 7, 2000, is hereby amended as follows:

         The deletion from the Prospectus Supplement dated April 7, 2000 of:

                                                   PRINCIPAL AMOUNT OF
                                                   NOTES BENEFICIALLY                         COMMON STOCK
                                                    OWNED AND OFFERED      PERCENTAGE OF     OWNED PRIOR TO     COMMON STOCK
                     NAME                                HEREBY          NOTES OUTSTANDING    THE OFFERING     OFFERED HEREBY
                     ----                          -------------------   -----------------   --------------    --------------
"OCM Convertible Trust                                 $  670,000               *                 6,204              6,204"
"Motion Picture Industry Health Plan -
 Retiree Member Fund                                   $   70,000               *                   648                648"

         The deletion from the Prospectus Supplement dated April 7, 2000 of:

"State of Connecticut Combined Investment Funds        $1,425,000               *                13,194             13,194"

         and the substitution therefor of:

"State of Connecticut Combined Investment Funds        $  165,000               *                 1,527              1,527"

         The information appearing in the table below, as of the date hereof, supplements and further amends the information in the table appearing under the heading "Selling Securityholders" in the Prospectus:

                                             PRINCIPAL
                                           AMOUNT OF NOTES
                                            BENEFICIALLY                                COMMON STOCK
                                             OWNED AND              PERCENTAGE OF      OWNED PRIOR TO    COMMON STOCK
                      NAME                 OFFERED HEREBY         NOTES OUTSTANDING     THE OFFERING    OFFERED HEREBY
                      ----                 --------------         -----------------    --------------   --------------
ABN-AMRO Inc.                              $  2,750,000                   *                25,462           25,462
Bank One                                   $    295,000                   *                 2,731            2,731
Bear Stearns Securities Corp               $ 55,650,000(1)               8.6%             515,277(1)       515,277
Chase Manhattan Bank                       $    238,000                   *                 2,203            2,203
Credit Suisse First Boston Corporation     $ 53,500,000(2)               8.2%             495,370(2)       495,370
Depository Trust Co                        $  1,000,000                   *                 9,259            9,259
Deutsche Bank                              $  1,533,000(3)                *                14,194(3)        14,194
First Union                                $    349,000(4)                *                 3,231(4)         3,231
Gerlach & Co                               $    250,000                   *                 2,314            2,314
IFTCO                                      $    800,000                   *                 7,407            7,407
Lehman Brothers Intl. Europe               $ 25,000,000                  3.9%             231,481          231,481
Mellon Trust                               $    193,000                   *                 1,787            1,787
Northern Trust                             $ 14,284,000(5)               2.2%             132,259(5)       132,259
Patterson & Co.                            $    200,000                   *                 1,851            1,851
Robertson Stephens                         $  4,000,000                   *                37,037           37,037
State Street Bank & Trust                  $  4,408,000(6)                *                40,814(6)        40,814
Any other holder of notes or future
 transferee from any such holder           $346,858,000                 53.4%           3,211,648        3,211,648


-------------

*Less than one percent.

(1) Includes $15,250,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(2) Represents an aggregate principal amount of notes previously registered on the Prospectus Supplement filed April 7, 2000 and the common stock into which those notes are convertible.

(3) Includes $1,085,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(4) Includes $170,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(5) Includes $13,855,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

(6) Includes $2,285,000 principal amount of previously registered notes and the common stock into which those notes are convertible.

         The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $108.00 per share of common stock and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $108.00 per share.

         INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is April 21, 2000.